Exhibit 99.1

For Immediate Release

July 22, 2004	43/04

CHITTENDEN REPORTS EARNINGS AND QUARTERLY DIVIDEND;

ANNOUNCES STOCK SPLIT

Burlington, VT — Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced earnings for the quarter ended June 30, 2004 of $18.2 million or $0.49 per diluted share, compared to $18.6 million or $0.51 per diluted share a year ago. Included in the current quarter results were conversion and restructuring charges of $1.3 million (pre-tax), or approximately $0.02 per share on an after-tax basis. For the first six months of 2004, earnings were $35.6 million or $0.96 per diluted share, compared to $35.2 million or $1.00 per diluted share a year ago. Chittenden also announced its quarterly dividend of $0.22 per share. The dividend will be paid on August 13, 2004, to shareholders of record on July 30, 2004.

In addition, Chittenden’s Board of Directors declared a 5-for-4 common stock split. The effect will be an increase in outstanding shares of Chittenden’s common stock from 36.9 million to 46.1 million based on shares outstanding on June 30, 2004. The record date for the stock split is as of the close of business on August 27, 2004. The additional shares will be distributed on or about September 10, 2004.

In making the announcement, Perrault said, “I’m pleased to report that we successfully completed the most comprehensive information technology conversion in Chittenden’s history, as expected, during the second quarter. The completion of this important project well positions us to more effectively serve our customers, and enhance efficiencies in providing Chittenden’s hallmark high-quality service. At the same time, we merged the former Granite Bank into Ocean National Bank, and consolidated Granite’s insurance operation into Chittenden Insurance Group. We’re encouraged that, in spite of all this internal activity, loan growth during the quarter was solid, including double-digit annualized growth in C&I loans, and strong growth in deposits outpaced the same period of a year ago.”

Total loans at June 30, 2004 increased $45.7 million from March 31, 2004 and $101.2 million from year-end. The increase, consistent throughout the franchise, from the first quarter of 2004 was predominately in the commercial and commercial real estate loan portfolios; combined, these two portfolios increased $74.3 million from March 31, 2004 and $156.1 million from year-end. Municipal loans experienced their historical seasonal trend, declining $25.8 million from March 31, 2004, as June 30th coincides with the end of the fiscal year for most municipalities.

Total deposits increased $80.0 million from the first quarter and declined $55.6 million from year-end. Chittenden’s municipal deposit balances typically peak at year-end and decline steadily to their lows at mid-year. Declines in this sector were approximately $60 million and $45 million in the first and second quarters of 2004, respectively. Meanwhile, the non-municipal book grew approximately $125 million from March 31, 2004, after declining approximately $75 million in the first quarter. At June 30, 2004 borrowings declined $32.3 million from the first quarter. This decline was associated with lower levels of overnight Fed Funds purchased as a result of higher deposit levels.

The Company’s net interest margin for the second quarter of 2004 was 4.18%, a slight increase from the first quarter of 2004 and up four basis points from the second quarter of 2003. Net interest income was $54.9 million for the second quarter of 2004 compared with $56.1 million for the same period a year ago. The decline in net interest income is primarily due to lower interest income earned on investments.

For Immediate Release

Investments declined from the second quarter of 2003 due to the sales of securities throughout 2003 to fund the prepayment of borrowings totaling $164 million.

Net charge-offs as a percentage of average loans were 2 basis points for the quarter ended June 30, 2004, down from 3 in the same period in 2003. Net charge-offs in the second quarter of 2004 totaled $631,000 compared with $391,000 in the first quarter of 2004 and $1.2 million for the second quarter of 2003. Nonperforming assets were flat from March 31, 2004 at $20.6 million and as a percentage of total loans decreased to 54 basis points compared to 55 basis points in the first quarter of 2004. The provision for loan losses was $1.1 million for the second quarter of 2004 compared to $2.1 million for the second quarter of 2003. The lower provision for the second quarter of 2004 was driven by the lower net charge-offs, and continued strong asset quality. As a percentage of total loans, the allowance for loan losses was 1.50%, down slightly from 1.52% at March 31, 2004.

Noninterest income at June 30, 2004 declined $9.1 million from the same period a year ago. The primary driver was lower gains on sales of securities of $8.8 million. The securities gains generated in the second quarter of 2003 resulted from the rebalancing of the Company’s investment portfolio; these gains were largely offset by conversion charges related to the Company’s decision to change its data processing system. Increases from the same quarter in the prior year in investment management and trust, credit card income, and insurance commissions offset declines in mortgage banking and retail investment services.

Noninterest expenses were $46.0 million for the second quarter of 2004, a decline of $8.3 million from the same period a year ago. Decreases were recorded in salaries, net occupancy, and conversion expense. Salaries declined $1.9 million, which was entirely due to lower levels of incentive accruals and sales-based commissions. Sales-based commissions were down as a result of lower volumes of mortgage loan sales and retail investments.

The Company incurred conversion and restructuring charges of $1.3 million in the second quarter of 2004, down from $6.8 million in the same period of 2003. Personnel costs totaled $600,000, due primarily to stay bonuses and vacation payouts for employees who had previously been notified that they would not be retained after the IT conversion and the consolidation of Granite’s GSBI insurance into Chittenden Insurance Group. Other costs consisted of $335,000 related to printing and postage, outsourcing costs of $192,000, and approximately $132,000 of employees meals and travel costs.

The return on average equity was 12.40% for the second quarter of 2004, compared with 11.97% for the first quarter of 2004 and 13.34% for the second quarter a year ago. The return on average assets for the quarter ended June 30, 2004 was 1.26%, an increase from the first quarter of 1.21% and flat with the second quarter of last year. The return on average tangible equity was 21.01% in the second quarter of 2004, compared to 20.38% in the prior quarter and 23.13% in the same quarter a year ago.

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call on July 22, 2004 at 10:30 am eastern time to discuss these earnings results. Interested parties may access the conference call by calling 800-299-7635, passcode 78936274. International dial-in number is 617-786-2901. Participants are asked to call in a few minutes prior to the call in order to register. Internet access to the call is also available (listen only) by clicking “webcasts” under the Investor Resources section of the Company’s website at http://www.chittendencorp.com. A replay of the call will be available through July 29, 2004 by calling 888-286-8010 (International dial

For Immediate Release

number is 617-801-6888), passcode 62670100. A replay of the call will also be available on the Company’s website at the address above for an extended period of time. The Company may answer one or more questions concerning business and financial developments and trends and other business. Some of the responses to these questions may contain information that has not been previously disclosed.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England and Massachusetts, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to individuals, businesses, and the public sector. Chittenden Corporation’s news releases, including earnings announcements, are available on the Company’s website.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chittenden intends for these forward-looking statements to be covered by the safe harbor provisions for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ from historical performance or future expectations. For further information on these risk factors and uncertainties, please see Chittenden’s filings with the Securities and Exchange Commission, including Chittenden’s Annual Report on Form 10-K/A for the year ended December 31, 2003. Chittenden undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

[1]	Chittenden’s subsidiaries are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, and Ocean National Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securites, Inc.

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands)

	6/30/04	3/31/04	12/31/03	6/30/03
ASSETS
Cash and Cash Equivalents	$170,940	$154,178	$174,939	$212,674

Securities Available For Sale	1,412,206	1,473,497	1,588,151	1,769,715
FHLB Stock	12,240	20,753	20,753	24,356
Loans Held For Sale	49,497	32,276	25,262	97,500

Loans:
Commercial	740,410	686,304	658,615	632,816
Municipal	66,533	92,338	87,080	54,917
Real Estate:
Residential:
1-4 family	667,676	666,753	700,671	781,715
Multi-family	189,589	182,085	176,478	167,363
Home equity	276,640	277,062	270,959	249,943
Commercial	1,505,880	1,485,031	1,430,945	1,324,943
Construction	129,901	138,497	140,801	113,044

Total Real Estate	2,769,686	2,749,428	2,719,854	2,637,008
Consumer	249,208	252,097	259,135	272,085

Total Loans	3,825,837	3,780,167	3,724,684	3,596,826
Less: Allowance for Loan Losses	(57,969)	(57,500)	(57,464)	(57,591)

Net Loans	3,767,868	3,722,667	3,667,220	3,539,235

Accrued Interest Receivable	27,376	25,582	29,124	30,208
Other Real Estate Owned	47	36	100	30
Other Assets	64,098	51,834	68,487	46,571
Premises and Equipment, net	80,241	77,534	75,179	73,742
Mortgage Servicing Rights	12,562	10,866	12,265	8,686
Identified Intangibles	21,972	21,978	22,733	24,243
Goodwill	216,697	216,431	216,431	215,721

Total Assets	$5,835,744	$5,807,632	$5,900,644	$6,042,681

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand	$891,244	$848,758	$898,920	$864,526
Savings	541,138	526,625	517,789	512,775
NOW	912,175	894,575	899,018	923,572
CMAs/ Money Market	1,491,522	1,472,377	1,604,138	1,468,731
Certificates of Deposit less than $100,000	779,492	780,940	789,066	848,320
Certificates of Deposit $100,000 and Over	298,721	311,067	260,960	249,250

Total Deposits	4,914,292	4,834,342	4,969,891	4,867,174

Securities Sold Under Agreements to Repurchase	75,016	76,051	78,980	104,543
Other Borrowings	204,122	236,446	208,454	419,484
Accrued Expenses and Other Liabilities	54,452	61,308	63,368	83,829

Total Liabilities	5,247,882	5,208,147	5,320,693	5,475,030

Stockholders’ Equity:
Common Stock	40,163	40,157	40,142	40,134
Surplus	258,280	257,503	256,974	255,974
Retained Earnings	361,623	351,569	341,441	316,472
Treasury Stock, at cost	(72,967)	(76,058)	(78,579)	(81,543)
Accumulated Other Comprehensive Income:
Unrealized Gains on Securities Available for Sale	(3,772)	21,964	15,595	36,375
Accrued Minimum Pension Liability, net of tax	—	—	—	(3,829)
Directors Deferred Compensation to be Settled in Stock	4,562	4,381	4,413	4,111
Unearned Portion of Employee Restricted Stock	(27)	(31)	(35)	(43)

Total Stockholders’ Equity	587,862	599,485	579,951	567,651

Total Liabilities and Stockholders’ Equity	$5,835,744	$5,807,632	$5,900,644	$6,042,681

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, except for per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Interest Income:
Loans	$50,461	$52,543	$99,715	$100,124
Investment Securities:
Taxable	14,757	18,511	30,337	36,727
Tax-favored	13	42	26	87
Short-term Investments	52	123	59	135

Total Interest Income	65,283	71,219	130,137	137,073

Interest Expense:
Deposits	8,539	11,264	16,728	23,060
Borrowings	1,820	3,855	3,774	6,965

Total Interest Expense	10,359	15,119	20,502	30,025

Net Interest Income	54,924	56,100	109,635	107,048
Provision for Loan Losses	1,100	2,050	1,527	4,100

Net Interest Income after Provision for Loan Losses	53,824	54,050	108,108	102,948

Noninterest Income:
Investment Management and Trust	4,573	3,841	8,922	7,652
Service Charges on Deposits	4,775	4,735	9,466	9,128
Mortgage Servicing	1,348	(829)	581	(1,587)
Gains on Sales of Loans, Net	2,895	6,099	4,796	10,535
Gains on Sales of Securities	240	9,054	2,042	10,444
Loss on Prepayments of Borrowings	—	—	(1,194)	—
Credit Card Income, Net	1,022	970	1,930	1,873
Insurance Commissions, Net	1,728	1,531	4,354	3,144
Retail Investment Services	903	1,314	1,850	2,210
Other	3,154	3,069	5,894	5,641

Total Noninterest Income	20,638	29,784	38,641	49,040

Noninterest Expense:
Salaries	21,786	23,668	42,665	43,949
Employee Benefits	5,679	5,145	11,650	10,002
Net Occupancy Expense	5,752	6,198	11,778	11,676
Data Processing	1,985	2,161	4,278	4,661
Amortization of Intangibles	772	727	1,527	1,238
Conversion and Restructuring Charges	1,318	6,800	1,470	6,800
Other	8,671	9,561	17,197	18,110

Total Noninterest Expense	45,963	54,260	90,565	96,436

Income Before Income Taxes	28,499	29,574	56,184	55,552
Income Tax Expense	10,345	10,947	20,563	20,334

Net Income	$18,154	$18,627	$35,621	$35,218

Earnings Per Share, Basic	$0.49	$0.51	$0.97	$1.01
Earnings Per Share, Diluted	0.49	0.51	0.96	1.00
Dividends Per Share	0.22	0.20	0.42	0.40

Return on Average Equity	12.40%	13.34%	12.18%	13.87%
Return on Average Assets	1.26%	1.26%	1.23%	1.27%

CHITTENDEN CORPORATION

SELECTED QUARTERLY FINANCIAL DATA

(Unaudited)

(In thousands, except ratios and per share amounts)

	6/30/04	3/31/04	12/31/03	6/30/03
Selected Financial Ratios

Return on Average Tangible Equity [1]	21.01%	20.38%	23.63%	23.13%
Return on Average Tangible Assets [1]	1.35%	1.30%	1.40%	1.34%
Net Yield on Earning Assets	4.18%	4.17%	4.14%	4.14%
Efficiency Ratio	58.05%	60.34%	59.58%	60.70%

Tangible Capital Ratio	6.24%	6.48%	6.02%	5.65%
Leverage Ratio	8.22%	8.28%	7.79%	7.22%
Tier 1 Capital Ratio	10.46%	10.36%	10.07%	9.28%
Total Capital Ratio	11.73%	11.61%	11.32%	10.53%

Common Share Data

Common Shares Outstanding	36,908	36,763	36,637	36,497

Weighted Average Common Shares Outstanding	36,836	36,719	36,583	36,475
Weighted Average Common and Common Equivalent Shares Outstanding	37,245	37,218	37,112	36,765

Book Value per Share	$15.93	$16.31	$15.82	$15.55
Tangible Book Value per Share	$9.46	$9.82	$9.30	$8.98

Credit Quality Data

Nonperforming Assets (including OREO)	$20,624	$20,657	$14,431	$17,970
90 days past due and still accruing	3,777	3,201	4,029	1,921

Total	$24,401	$23,858	$18,460	$19,891
Nonperforming Assets to Loans Plus OREO	0.54%	0.55%	0.39%	0.49%
Allowance to Loans	1.50%	1.52%	1.54%	1.56%
Allowance to Nonperforming Loans (excluding OREO)	281.70%	278.85%	400.99%	321.01%

Gross Charge-offs	$1,433	$1,251	$4,176	$2,373
Gross Recoveries	802	860	1,444	1,206

Net Charge-offs	$631	$391	$2,732	$1,167

Net Charge-offs to Average Loans	0.02%	0.01%	0.08%	0.03%

QTD Average Balance Sheet Data
Securities	$1,448,877	$1,533,480	$1,647,313	$1,760,773
Loans, Net	3,777,039	3,701,494	3,697,490	3,638,769
Earning Assets	5,294,057	5,292,868	5,446,055	5,456,572
Total Assets	5,799,583	5,792,012	5,960,054	5,943,041
Deposits	4,868,682	4,808,334	5,033,498	4,797,953
Borrowings	290,730	339,983	298,478	512,230
Stockholders’ Equity	589,067	586,788	572,512	560,209

1. Reconciliation of non-GAAP measurements to GAAP

Net Income (GAAP)	$18,154	$17,467	$19,718	$18,627
Amortization of core deposit intangible, net of tax	502	491	491	473

Tangible Net Income (A)	$18,656	$17,958	$20,209	$19,100

Average Equity (GAAP)	589,067	586,788	572,512	560,209
Average Core Deposit Intangible	21,960	22,405	23,148	26,791
Average Deferred Tax on CDI	(6,392)	(6,392)	(6,392)	(6,392)
Average Goodwill	216,439	216,431	216,431	208,544

Average Tangible Equity (B)	357,060	354,344	339,325	331,266

Return on Average Tangible Equity (A) / (B)	21.01%	20.38%	23.69%	23.13%

Average Assets (GAAP)	5,799,583	5,792,012	5,960,054	5,943,041
Average Core Deposit Intangible	21,960	22,405	23,148	26,791
Average Deferred Tax on CDI	(6,392)	(6,392)	(6,392)	(6,392)
Average Goodwill	216,439	216,431	216,431	208,544

Average Tangible Assets (C)	5,567,576	5,559,568	5,726,867	5,714,098

Return on Average Tangible Assets (A) / (C)	1.35%	1.30%	1.40%	1.34%